UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              Celestial Seasonings
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    151016102
        ----------------------------------------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 4 Pages

                                  SCHEDULE 13G

CUSIP No. 151016102                                       Page  2  of 4 Pages

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Quaker Capital Management Corporation
      --------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)
                                                                             ---
                                                                          (b) X
                                                                             ---
3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania
           ------------

   NUMBER OF                  5  SOLE VOTING POWER            1,000
     SHARES
  BENEFICIALLY                6  SHARED VOTING POWER        190,300
    OWNED BY
      EACH                    7  SOLE DISPOSITIVE POWER       1,000
   REPORTING
    PERSON                    8  SHARED DISPOSITIVE POWER   190,300
     WITH

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            191,300
            -------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                     ----

      The Reporting Person disclaims beneficial ownership of 190,300 shares owned by its clients.


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            4.71%
            -----

12    TYPE OF REPORTING PERSON*

             IA
            ----

                               Page 2 of 4 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 151016102

      This  constitutes  Amendment  No. 2 to the Schedule 13G of Quaker  Capital
Management Corporation filed with the Securities and Exchange Commission on February 15, 1996 relating to the Common Stock of Celestial Seasonings, as amended by Amendment No. 1 filed with the Commission on February 11, 1997 (the "Schedule 13G").

Item 4 of the Schedule 13G is hereby amended and restated to read in its entirety as follows:

Item 4.     Ownership
            ---------

            (a) Not applicable.

            (b) Not applicable.

            (c) Not applicable.

Item 5 of the Schedule 13G is hereby amended and restated to read as follows:

Item 5.     Ownership of Five Percent or Less of a Class         X
            --------------------------------------------        ---

            The Reporting Person has ceased to be the beneficial owner of more than five percent of the Issuer's Common Stock.

Item 6 of the Schedule 13G is hereby amended and restated to read in its entirety as follows:

Item 6.     Ownership of More than Five Percent on
            Behalf of Another Person
            ---------------------------------------

            Not applicable.


                               Page 3 of 4 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              QUAKER CAPITAL MANAGEMENT CORPORATION




February 12, 1998             By:   /s/ Mark G. Schoeppner
                                    -----------------------------------
                                    Mark G. Schoeppner
                                    President



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